Exhibit 10.54

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release of all claims (“Agreement”) is made by and between Matthew Schuyler (“You” or “Your”) and Hilton Domestic Operating Company Inc. (the “Company”), regarding the terms of Your employment and separation from employment with the Company or one of its subsidiaries or affiliates. The general provisions of this Agreement are subject to the Hilton Worldwide Holdings Inc. Executive Severance Plan, as amended from time to time, and incorporated herein by reference (the “Plan”), except to the extent modified by this Agreement. The definitions of any capitalized terms not defined in the Agreement are set forth in the Plan.
1.Terms of Your Separation

Separation Date:
Your employment with the Company will terminate effective the earlier of (i) June 30, 2024 or (ii) the date You commence employment with any subsequent employer other than Hilton or any of its subsidiaries or affiliates (the “Separation Date”). You hereby confirm Your resignation from all officer and board positions with the Company and its affiliates effective as of the Transition Date.

Advisory Services:
Effective January 1, 2024 (the “Transition Date”) and through Your Separation Date, You will transition from Your current role and will be employed as a Special Advisor for consultation and advice, provided you execute and comply with this Agreement.

Performance:
To continue your employment as Special Advisor, You must satisfactorily perform Your duties and any transition tasks assigned to You through the Separation Date, as determined by the Company. If You obtain other employment with the Company or a subsidiary or affiliate prior to Your Separation Date, or if You resign or are terminated for Cause or breach of or failure to perform under this Agreement prior to Your Separation Date, You will be ineligible to receive any separation payments or benefits under this Agreement or the Plan, and this Agreement will be null and void.

Salary Continuation:
You will continue to receive Your annual base salary (less applicable federal, state and local withholding taxes and other applicable deductions) through Your Separation Date based upon Your current annual base salary of $800,000.00. You will receive Your final salary payment on the second regularly scheduled pay date following Your Separation Date, or sooner if state or local law requires.

PTO:
You will continue to accrue Paid Time Off (“PTO”) at Your current rate based upon Your years of service with the Company until the Separation Date. The Company will pay You for any accrued, unused PTO through Your Separation Date in accordance with Company policy.

401(k):	You will continue to be eligible to participate in the Company’s 401(k) Plan through Your Separation Date, with such participation subject to the terms and conditions of the 401(k) Plan.

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Annual Bonus:
In accordance with the Hilton Annual Cash Incentive Program as described in Hilton Worldwide Holdings Inc.’s most recent proxy statement, You are eligible to receive a 2023 annual bonus (less applicable federal, state and local withholding taxes and other applicable deductions), payable at the same time as continuing employees, subject to the terms and conditions of the Company’s Corporate Bonus Plan.
For the period starting on the Transition Date and ending on Separation Date, you will not be eligible for a prorated 2024 annual bonus.

LTI:
You will be eligible for continued vesting of Your LTI equity awards in accordance with the Retirement Eligibility provision in the LTI Plan and applicable award agreements, subject to Your compliance with any post-termination obligations. For the avoidance of doubt, Your outstanding equity awards will continue to be governed by the terms and conditions of the Company’s Omnibus Incentive Plan(s) and the applicable equity award agreements, and nothing in this Agreement is intended to otherwise affect, supersede or replace such existing terms and conditions.
For the period starting on the Transition Date and ending on the Separation Date, you will not be eligible to be granted any additional equity awards.

COBRA:
Your medical, dental and vision benefits, if applicable, continue through Your Separation Date. The date of the qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and any applicable state law shall be Your Separation Date. You may be eligible for COBRA continuation coverage to the extent You otherwise qualify for such COBRA coverage and timely enroll in coverage and pay the required premiums for any such coverage. As detailed in Section 2 below, the cost of COBRA continuation coverage may be offset by taxable reimbursements offered to You in accordance with the Plan, subject to Your compliance with the Plan and the conditions set forth in this Agreement. You will receive separate information regarding Your option to continue health benefits at Your expense (subject to Section 2 below) under COBRA, after Your Separation Date.

Executive Travel Program:	For the period starting Transition Date and ending on Separation Date, You will not be eligible for the Executive Travel Program.
Long Tenure Travel Program:
You will be eligible for continued access to discounted hotel rooms under Hilton’s Long Tenure Team Member Travel Program commensurate with your level of Executive Vice President and ten years of service to the Company and subject to the terms and conditions of the program, which may be changed from time to time. These discounted rates are not available, and cannot be offered to, Your family and friends.

The above terms and conditions apply to Your separation regardless of whether You choose to sign this Agreement.
2.Consideration. In exchange for You signing this Agreement, which includes a general release in Section 3, in accordance with Section 17 below, and also for timely signing the further attached general release (the "Second Release") on or after the Separation Date, and for You not revoking the general release or Second Release, and subject to the terms of the Plan and this Agreement, including Your compliance with the obligations described herein, the Company will provide You with employment as Special Advisor as set forth in Paragraph 1 and the following consideration (the “Consideration”):

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Payment:
You will receive a lump sum Separation Payment of $3,200,000.00 (less applicable federal, state and local withholding taxes and other applicable deductions) payable within sixty (60) days of the Separation Date (“Separation Payment”). The Separation Payment represents an amount equal to the sum of two times (2x) (i) Your Annual Base Salary and (ii) Your 2023 Target Bonus. This payment is not considered eligible compensation for purposes of the Company’s 401(k) Plan.

COBRA Payment
You will receive a lump sum payment (less applicable federal, state and local withholding taxes and other applicable deductions) payable within sixty (60) days of the Separation Date, equivalent to twelve (12) months of the excess of (i) the COBRA cost over (ii) the amount that You would have had to pay for the coverage if You had remained employed and paid for the coverage at the active employee rate, less applicable withholding taxes (“COBRA Payment”). This payment is not considered eligible compensation for purposes of the Company’s 401(k) Plan.

Insurance:
You will be eligible to convert Your Company-sponsored life insurance coverage that is in place immediately prior to Your Separation Date into an individual life insurance policy in accordance with the terms of the Company’s life insurance plan. If You elect to convert Your coverage, the Company will make a taxable cash payment to You equal to the amount required to continue such life insurance coverage in place on the Separation Date as an individual policy for twelve (12) months following the Separation Date. This amount will be paid in a single lump sum (less applicable federal, state and local withholding taxes and other applicable deductions), within sixty (60) days of the Separation Date (“Life Insurance Payment”). This payment is not considered eligible compensation for purposes of the Company’s 401(k) Plan.

Outplacement:
The Company will provide You with outplacement services provided by a firm determined by the Company in its sole discretion for up to twelve (12) months following Your Separation Date. The outplacement services will be provided pursuant to an agreement between the Company and a Company-approved vendor, which the Company will pay directly. Outplacement services must be initiated within sixty (60) days of Separation Date.

You acknowledge that: (i) the Consideration described above constitutes all monetary and non-monetary terms and benefits associated with Your separation, (ii) the Consideration is inclusive of any severance benefits to which You are eligible under any severance plan, agreement or arrangement sponsored by or agreed to by the Company or its affiliates, including, without limitation, the Plan, (iii) the Consideration exceeds any earned wages or anything else of value otherwise owed to You by the Company, and (iv) You would not receive this Consideration absent Your execution of this Agreement.
As a condition for receiving the Separation Payment, COBRA Payment and Life Insurance Payment described above, You will be required to timely execute the Second Release on or after the Separation Date, covering any matters, disputes, claims or potential matters, disputes or claims that arise or that You may allege have arisen during the period between Your execution of this Agreement and the Separation Date. You may not execute the Second Release prior to Your Separation Date. Your execution of the Second Release shall be a condition to Your eligibility for the Separation Payment, COBRA payment and Life Insurance payment described above.
3.General Release. In exchange for the Consideration identified above, You, individually and on behalf of Your heirs, executors, administrators, representatives, attorneys, successors, and assigns, hereby covenant to release and forever discharge the Company and any of its past or present successors, predecessors, subsidiaries, affiliates, and parents, and their respective past and present officers, directors, employees, insurers, investors and agents, and all of their successors and assigns, and their employee benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs, (collectively "Released Parties") from any and all causes of action, claims or demands, known or unknown, that exist as of the date You sign this Agreement relating in any way to Your employment with the Company or the separation of

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Your employment. Without limiting the generality of the foregoing, the claims You are waiving include, but are not limited to, wrongful and retaliatory discharge, defamation, libel, slander, breach of contract, false imprisonment, or any other contract, tort, public policy or common law claim. You are also releasing all claims under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pregnancy Discrimination Act, the Family and Medical Leave Act (to the extent permitted by law), the Civil Rights Act of 1871, the Civil Rights Act of 1991, The Genetic Information Nondiscrimination Act of 2008, the Fair Credit Reporting Act, the Equal Pay Act, all claims under the Worker Adjustment and Retraining Notification Act (WARN) and similar state and local statutes (including without limitation any claims that are based on Your separation from employment, even if those claims do not arise or accrue until after You sign this Agreement), the Massachusetts Fair Employment Practices Act; the Massachusetts Wage Payment Statute; the Massachusetts Wage and Hour Laws; the West Virginia Human Rights Act, the New Jersey Conscientious Employee Protection Act; the Minnesota Human Rights Act; the Virginia Human Rights Act – Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality; Virginia Statutory Provisions Regarding Retaliation/Discrimination for exercising rights under the Workers’ Compensation Act – Va. Code § 65.2-308(A) and (B); The Virginia Equal Pay Act – Va. Code § 40.1-28.6; The Virginians With Disabilities Act – Va. Code § 51.5-1 et seq.; Virginia statutory provisions regarding AIDS testing – Va. Code Ann. §32.1-36.1; Virginia statutory provisions regarding wage payments – Va. Code § 40.1-28.8 et seq.; Virginia statutory provisions regarding occupational safety and health – Va. Code § 401-49.3 et seq. Such released claims also include any and all claims with respect to attorneys' fees or costs and all claims under any Company handbook, policy, procedure or benefit or severance plan (except (i) vested benefits, if any, under the Company's 401(k) Plan and the Company’s retirement plan, (ii) accrued benefits, if any, under any Company welfare benefit plan, as defined in Section 3(1) of ERISA, (iii) Your rights as a stockholder of the Company and (iv) Your rights to indemnification in your capacity as an officer of the Company).
If any claim is not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties identified in this Agreement is a party.
If You work or have worked in California, or if You reside in California, You waive all rights under California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Thus, notwithstanding the provisions of section 1542 (or any other state law counterpart to section 1542), and to implement a full and complete release and discharge of the Released Parties, You expressly acknowledge this Agreement is intended to include in its effect, without limitation, all Claims You do not know or suspect to exist in Your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. You warrant You have read this Agreement, including this waiver of California Civil Code section 1542 (and any other state’s counterpart to section 1542), and that You have consulted counsel or have had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and that You understand this Agreement and the section 1542 waiver, and so You freely and knowingly enter into this Agreement.
Notwithstanding the foregoing, the parties agree that this General Release does not apply to any claims You may have for workers’ compensation benefits (in California except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification as provided by

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

state law, or any other claims that cannot be lawfully released. Excepted from the General Release provisions of this Agreement are Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity, including the EEOC, NLRB, DOL and SEC. However, You knowingly and intentionally waive any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state or local agency. Nothing herein shall preclude Your right to receive an award from a governmental agency for information provided under any whistleblower program. You understand that neither this provision nor anything else in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You further understand that You do not need the prior authorization of the Company’s legal department to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures. Additionally, nothing in this Agreement limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes.
Except as provided above, this General Release includes all claims existing as of the date You sign this Agreement, even though You did not know or suspect those claims to exist at the time You signed the Agreement, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Agreement. Your subsequent discovery of different or additional facts shall not affect the enforceability of this General Release. Notwithstanding the foregoing, this General Release shall not bar any claim to enforce, or alleging a breach of, this Agreement.
4.Ongoing Cooperation. You agree to cooperate and take reasonable steps in the future in order to carry out the terms of this Agreement, including without limitation, providing additional information, signing documents, and responding to inquiries, all as may be requested from time to time. You agree to cooperate fully and provide assistance to the Company in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information. Subject to advance approval, the Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this section.
5.Return of Company Property. On or before the Separation Date as may be requested, You will turn over any Company records, materials, documents, information or property in Your possession including, without limitation, ID cards, keys, credit cards, files, software, business equipment and instruction manuals. You agree that You will not retain or provide to anyone other than the Company any Company materials, documents, information or property, or any copies, excerpts, or summaries of such materials, documents, information or property. To the extent You have any Company-related data or information stored on any personal computer, Personal Digital Assistant (PDA) or other electronic storage facility in Your personal possession or control, You agree that You will immediately delete all such data or information, and will not retain copies or downloads of any such data or information in any format whatsoever.
6.Restrictive Covenants Regarding Non-Competition and Non-Solicitation. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates. Accordingly, You agree as follows:
a.During Your employment and the one-year period following the Separation Date (the “Restricted Period”), You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current client or customer, or any potential client or customer with whom You (or Your direct reports) had personal contact or dealings, or to which You were aware of any confidential information, on behalf of the Company during the one-year period preceding the Separation Date.
b.During the Restricted Period, You will not directly or indirectly:

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

i.engage in the Business providing services in the nature of the services You provided to the Company at any time in the one year prior to the Separation Date for a Competitor in the Restricted Area;
ii.enter the employ of, or render any services to, a Competitor in the Restricted Area, except where such employment or services do not relate in any manner to the Business;
iii.acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
iv.intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.
c.Notwithstanding anything to the contrary in this Section 6, You may, directly or indirectly, own, solely as an investment, securities of any person or entity engaged in the business of operating, managing, and/or franchising hotel and lodging properties (“Business”) (including, without limitation, a Competitor (as defined in Section 6.h. below) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if You (i) are not a controlling person of, or a member of a group which controls, such person or entity and (ii) do not, directly or indirectly, own 2% or more of any class of securities of such person or entity.
d.During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly:
i.solicit or encourage any employee of the Company to leave the employment of the Company; or
ii.hire any employee who was employed by the Company as of the Separation Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by You.
e.During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly and intentionally encourage any consultant of the Company to cease working with the Company.
f.It is expressly understood and agreed that, although You and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unenforceable restriction against You, the provisions of this Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
g.The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which You are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
h.For purposes of this Section 6, “Competitor” shall mean any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

whatsoever which is engaged in the Business including, but not limited to, Accor Group, AirBnB Inc., Best Western International, Carlson Hospitality Worldwide, Choice Hotels International, G6 Hospitality LLC, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group, LQ Management LLC, Marriott International, Inc., Wyndham Hotels & Resorts, and Wynn Resorts, Limited. “Restricted Area” shall mean the United States and any country in which the Company is engaged in the Business or where You know or should know the Company has taken steps to initiate the Business.
i.You acknowledge and agree that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available and that the Company may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
7.Confidential Information.
a. You agree that You will not at any time (x) retain or use for the benefit, purposes or account of You or any other person or entity; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Your duties under Your employment and pursuant to customary industry practice), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company.
b. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Your breach of this covenant; (ii) made legitimately available to You by a third party without breach of any confidentiality obligation of which You have knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii) You shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

c. Upon termination of Your employment with the Company for any reason, You shall (x)
    cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Your possession or control (including any of the foregoing stored or located in Your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that You may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

d. Nothing contained in this Agreement limits (i) Your ability to disclose any information to governmental agencies or commissions as may be required by law, or (ii) Your right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

that in each case such communications and disclosures are consistent with applicable law, or (iii) Your right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit Your right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. You will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If You file a lawsuit for retaliation by an employer for reporting a suspected violation of law, You may disclose the trade secret to Your attorney and use the trade secret information in the court proceeding, if You file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. You are not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance are You authorized to disclose any information covered by the Company’s or any of its affiliates’ attorney-client privilege or attorney work product or the Company’s or any of its affiliates’ trade secrets without the prior written consent of the Company.

8.    Non-Disparagement. During Your employment and at all times thereafter, You agree that You will not directly, or through any other person or entity, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders, or any product or service offered by the Company or its subsidiaries or affiliates.
9.    Employee Representations. You represent and agree that:
a.You have suffered no known workplace injuries or occupational diseases while employed by the Company that You did not report to the Company.
b.Except as provided in this Agreement, You have been provided all wages, compensation and benefits due and owing to You.
c.You fully understand all terms of this Agreement, have been provided a copy of the Plan, and are signing this Agreement voluntarily and with full knowledge of their significance.
d.As a condition to the receipt of the Consideration provided in Section 2 of this Agreement, You must fully comply with Your obligations as set forth in the Plan and in this Agreement, including, but not limited to, Your obligations in Sections 4, 5, 6, 7,8 and 9 of this Agreement.
e.The Company, including any of its subsidiaries, divisions and/or affiliates, has no obligation now or at any time in the future to rehire, engage, employ or do business with You in any capacity, including as an independent contractor, agent or consultant.
f.You understand that this Agreement reflects all of the terms agreed to by You and the Company. In signing this Agreement, You do not rely and have not relied upon any representation or statement made by the Company or by the Company's agents, representatives or attorneys that is not specifically stated in this written Agreement. Any verbal or written representation or statement not expressly included in this Agreement will not be enforceable against the Company except as otherwise provided herein.
10.    Contact Information. The Company and its representatives may need to contact You in the future in connection with this Agreement. You confirm that Your current contact information is as follows:
Mailing Address:

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Phone:
You agree to provide prompt written notice to Laura Fuentes, Chief Human Resources Officer, delivered to the Company’s headquarters at 7930 Jones Branch Drive, McLean, VA, 22102 of any change to Your contact information shown above.
11.    Non-Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Released Parties. Accordingly, this Agreement may not be used in any proceeding as an admission, but only in an action to enforce its terms.
12.    Confidentiality of Agreement. You agree that the terms of this Agreement are confidential, and You will not divulge any terms of this Agreement to anyone, except as otherwise permitted or required by law, to a government agency in connection with a charge or investigation, or in connection with a dispute arising out of this Agreement. However, you are not precluded from disclosure to your spouse, if any, or for purposes of securing professional financial, tax or legal services, provided that you obtain their agreement, for the benefit of the Company, to comply with this confidentiality obligation.
13.    Legal Review. This Agreement is intended as a legally binding and enforceable document. You are advised to seek legal counsel and have been provided time and opportunity to consult with an attorney prior to executing this Agreement.
14.    Severability. If any part of this Agreement is held invalid, that part shall be severed and the remaining parts shall be given full force and effect. Notwithstanding the foregoing, in the event the General Release in this Agreement is declared invalid, this Agreement shall be null and void, and the Company shall be entitled to the return of the Consideration paid to You through the date any portion of the Agreement is held invalid. Further, if any provision of this Agreement is deemed overbroad or unreasonable, such provision shall be enforced to the maximum extent possible under law.
15.    Section 409A. You and the Company intend that the payments and benefits provided hereunder shall either be exempt from the application of, or shall comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 15. In no event whatsoever shall the Company be liable for any additional tax, penalty or interest that may be imposed on You by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 2 above shall be paid or provided only at the time of your termination of employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)), and each payment or benefit payable under this Agreement shall constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In the event that any of the payments or benefits listed in Section 2 of this Agreement are determined to constitute “nonqualified deferred compensation” as defined in Section 409A, and such amounts are payable during a period in which You qualify as a “Specified Employee” under Section 409A, then, amounts that would otherwise be payable during the six-month period immediately following the Separation Date will be accumulated through and paid on the first day of the seventh month following Your Separation Date (or if You die during such period, within thirty (30) days after Your death). The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the six (6)-month period.
16.    Complete Agreement/Governing Law. This Agreement, including the Second Release, and the Plan are incorporated herein by reference, and constitute the complete understanding and entire agreement of the parties and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written; provided, however, that in the event that You have previously executed or are subject to an arbitration agreement or other agreement with the Company that contains confidentiality, nondisclosure, noncompetition and/or non-solicitation obligations (“Prior Agreements”), then such provisions of the relevant Prior Agreements shall survive and are reaffirmed as an essential term and condition of this Agreement and are to be read

Matthew Schuyler
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

in conjunction with this Agreement to afford the Company the broadest protections allowed by law. The Agreement cannot be amended, terminated, discharged or waived, except by a mutually agreed upon writing signed by You and an authorized representative of the Company. The laws of Delaware, without any reference to or application of conflicts of laws provisions thereof, shall govern and control this Agreement.
17.Consideration and Revocation Period. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), You are advised: (1) to consult an attorney regarding this Agreement before executing the Agreement; (2) that you are waiving rights or claims which may be waived by law, including claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under ADEA, that may arise after the date this Agreement is executed are not waived (provided that, for avoidance of doubt, this General Release does include and does release claims that are based on your separation from employment, even if they do not mature or accrue until a later date); (4) You have up to twenty-one (21) calendar days from receipt of this Agreement to consider it before signing and returning, although You may, at Your discretion, knowingly and voluntarily, choose to sign and return it at an earlier time; (5) at any time within seven (7) calendar days following Your signing of this Agreement, You may revoke this Agreement; (6) this Agreement shall not become effective or enforceable until seven (7) calendar days after You sign and do not revoke this Agreement; and (7) You may revoke this Agreement only by sending written notice of revocation delivered to Laura Fuentes, Chief Human Resources Officer, 7930 Jones Branch Drive, McLean, VA 22102 within this seven (7) calendar day period. The revocation must be received or postmarked no later than midnight on the seventh day following Your execution of this Agreement.
YOU UNDERSTAND THAT YOU ARE WAIVING ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASED PARTIES.
I acknowledge that I have had the opportunity to review this Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Agreement I am releasing the Company of all claims against it, including claims under the Age Discrimination in Employment Act and the Older Worker’s Benefit Protection Act; I have read this Agreement and understand its terms; I have been given the set time forth above to consider its terms and to ask any questions I may have; and I freely and knowingly voluntarily agree to the terms of this Agreement.

Hilton Domestic Operating Company Inc. By: /s/ Laura Fuentes Name: Laura Fuentes, CHRO Date: November 30, 2023	Employee By: /s/ Matthew Schuyler Name: Matthew Schuyler Date: November 30, 2023

Matthew Schuyler
SECOND RELEASE

In exchange for the Consideration offered by Hilton Domestic Operating Company Inc. (the “Company”) in the previously-executed Confidential Separation Agreement and General Release (the “Agreement”), and pursuant to Section 2 therein, Matthew Schuyler, for You and Your heirs, personal representatives, and assigns (referred to herein jointly as “You” or “Your”), hereby agrees as follows:

1.General Release and Covenant Not to Sue. In exchange for the Consideration identified above, You hereby covenant not to sue and release and forever discharge the Company and any of its past or present successors, predecessors, subsidiaries, affiliates, and parents, and their respective past and present officers, directors, employees, insurers, investors and agents, and all of their successors and assigns (collectively "Released Parties") from any and all causes of action, claims or demands, known or unknown, that exist as of the date You sign this Second Release relating in any way to Your employment with the Company or the separation of Your employment. Without limiting the generality of the foregoing, the claims You are waiving include, but are not limited to, wrongful and retaliatory discharge, defamation, libel, slander, breach of contract, false imprisonment, or any other contract, tort or common law claim. You are also releasing all claims under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pregnancy Discrimination Act, the Family and Medical Leave Act (to the extent permitted by law), the Civil Rights Act of 1871, the Civil Rights Act of 1991, The Genetic Information Nondiscrimination Act of 2008, and the Equal Pay Act, the Massachusetts Fair Employment Practices Act; the Massachusetts Wage Payment Statute; the Massachusetts Wage and Hour Laws; the West Virginia Human Rights Act, the New Jersey Conscientious Employee Protection Act; the Minnesota Human Rights Act; the Virginia Human Rights Act – Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality; Virginia Statutory Provisions Regarding Retaliation/Discrimination for exercising rights under the Workers’ Compensation Act – Va. Code § 65.2-308(A) and (B); The Virginia Equal Pay Act – Va. Code § 40.1-28.6; The Virginians With Disabilities Act – Va. Code § 51.5-1 et seq.; Virginia statutory provisions regarding AIDS testing – Va. Code Ann. §32.1-36.1; Virginia statutory provisions regarding wage payments – Va. Code § 40.1-28.8 et seq.; Virginia statutory provisions regarding occupational safety and health – Va. Code § 401-49.3 et seq. Such released claims also include any and all claims with respect to attorneys' fees or under any Company handbook, policy, procedure or benefit plan (except (i) vested benefits, if any, under the Company's 401(k) Plan and the Company’s Retirement Plan, (ii) accrued benefits, if any, under any Company welfare benefit plan, as defined in Section 3(1) of ERISA), (iii) Your rights as a stockholder of the Company and (iv) your rights to indemnification in your capacity as an officer of the Company).
If You work or have worked in California, or if You reside in California, You waive all rights under California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Thus, notwithstanding the provisions of section 1542 (or any other state law counterpart to section 1542), and to implement a full and complete release and discharge of the Released Parties, You expressly acknowledge this Second Release is intended to include in its effect, without limitation, all Claims You do not know or suspect to exist in Your favor at the time of signing this Second Release, and that this Second Release contemplates the extinguishment of any such Claim or Claims. You warrant You have read the Agreement and Second Release, including this waiver of California Civil Code section 1542 (and any other state’s counterpart to section 1542), and that You have consulted counsel or have had the opportunity to consult counsel about the Agreement and Second Release and specifically about the waiver of section 1542, and that You understand the Agreement and Second Release and the section 1542 waiver, and so You freely and knowingly enter into this Second Release.
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Matthew Schuyler
SECOND RELEASE

Notwithstanding the foregoing, the parties agree that this General Release does not apply to any claims You may have for workers’ compensation benefits, unemployment insurance or indemnification as provided by state law, or any other claims that cannot be lawfully released. Excepted from the General Release provisions of this Second Release are Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However, You knowingly and intentionally waive any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency. Nothing herein shall preclude Your right to receive an award from a governmental agency for information provided under any whistleblower program. You understand that neither this provision nor anything else in this Second Release prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You further understand that You do not need the prior authorization of the Company’s legal department to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures. Additionally, nothing in this Agreement limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes.
Except as provided above, this General Release includes all claims existing as of the date You sign this Second Release, even though You did not know or suspect those claims to exist at the time You signed the Second Release, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Second Release. Your subsequent discovery of different or additional facts shall not affect the enforceability of this General Release. Notwithstanding the foregoing, this General Release shall not bar any claim to enforce, or alleging a breach of, this Second Release.
2.Acknowledgements and Representations:
a.By Your signature below, You affirm and represent that, as of the date You sign this Second Release, You have not filed or caused to be filed any claim, complaint or action against any of the Released Parties in any form or forum and that You are not presently a party to any claim, complaint or action against any of the Released Parties.
b.You acknowledge and agree that You have complied with and will continue to comply with Your obligations as set forth in the Plan and in the Agreement, including, but not limited to, Your obligations in Sections 4, 5, 6, 7, 8 and 9 of the Agreement.
c.Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), You are advised: (1) to consult an attorney regarding this Agreement before executing the Agreement; (2) that you are waiving rights or claims which may be waived by law, including claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under ADEA, that may arise after the date this Agreement is executed are not waived (provided that, for avoidance of doubt, this Second Release does include and does release claims that are based on your separation from employment, even if they do not mature or accrue until a later date); (4) You have up to twenty-one (21) calendar days from receipt of this Second Release or your Separation Date, whichever is later, to consider it before signing and returning, although You may, at Your discretion, knowingly and voluntarily, choose to sign and return it at an earlier time, but no earlier than your Separation Date; (5) at any time within seven (7) calendar days following Your signing of this Second Release, You may revoke this Second Release; (6) this Second Release shall not become effective or enforceable until seven (7) calendar days after You sign and do not revoke this Second Release; and (7) You may revoke this Agreement only by sending written notice of revocation delivered to Laura Fuentes, Chief Human Resources Officer, 7930 Jones Branch Drive, McLean, VA 22102 within this seven (7) calendar day period. The revocation must be received or postmarked no later than midnight on the seventh day following Your execution of this Agreement.
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Matthew Schuyler
SECOND RELEASE

YOU UNDERSTAND THAT YOU ARE WAIVING ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SECOND RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASED PARTIES.
I acknowledge that I have had the opportunity to review this Second Release carefully with legal or other personal advisors of my own choice; I understand that by signing this Agreement I am releasing the Company of all claims against it, including claims under the Age Discrimination in Employment Act and the Older Worker’s Benefit Protection Act; I have read this Second Release and understand its terms; I have been given the set time forth above to consider its terms and to ask any questions I may have; and I freely and knowingly voluntarily agree to the terms of this Second Release.

ACCEPTED AND AGREED TO:

_/s/ Matthew Schuyler____________________        November 30, 2023
Matthew Schuyler                    Date of Execution
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